EXHIBIT 99.1

EQUATOR Beverage Company Reports Audited 2023 Financial Results and Record Revenue

JERSEY CITY, NJ/ April 1, 2024 - EQUATOR Beverage Company (OTC: MOJO) reports its audited financial results for the year ended December 31, 2023. The form 10K was filed March 22, 2024 with the United States Securities and Exchange Commission.

Highlights include:

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2023 Revenue was $2,288,272, a $466,780 increase from $1,821,492 for the same period last year. This increase in revenue of $466,780 or 26% made this the highest annual revenue reported by the Company. The increase in revenue was due to a strong demand for all products and a significant increase in one-liter products.

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Cost of Revenue was $1,276,411 or 56% of revenue compared to $1,190,536 or 65% of revenue for 2022. This was a 9-percentage point improvement due to a decline in ocean freight costs per container. We also saw fixed costs absorbed over a higher revenue base. The 9-percentage point improvement is significant and also demonstrates our lean operating style with the outsourcing of many costs. In addition, we were able to do this despite record inflation during 2023.

•	Gross Margin for 2023 was $1,011,861 or 44%, up from $630,956 for the same period last year. This was a $380,905 increase or 9-percentage point improvement from 35% for 2022.

•	Net Loss for 2023 was $179,957, a $58,879 or 25% improvement compared to Net Loss of $238,836 for 2022.

•	Taxable Income for 2023 was $180,060, an improvement of $237,008 from 2022.

•	Net Loss per share for 2023 was $0.01 compared to Net Loss for share for 2022 of $0.02.

•	Taxable earnings per share for 2023 was $0.01 compared to $0.00 for 2022.

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During 2023 EQUATOR repurchased 401,269 shares of its common stock. Stock repurchased in 2022 was 830,342 shares with a two-year total of 1,231,611 shares.

For additional information contact:

Glenn Simpson CEO

EQUATOR Beverage Company

917 574 1690

Symbol Ticker: MOJO

Website: www.equatorbeverage.com

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

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